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Filed Pursuant to Rule 424(b)2
Registration Statement No. 333-132936-14
November 20, 2008

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 20, 2008

PRELIMINARY PRICING SUPPLEMENT NO. T3 TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

BULL Cert PLUS Securities

Linked to the Performance of the S&P 500® Index

and the iShares® MSCI EAFE® Index Fund

due May 29, 2012

Issuer:	Credit Suisse, acting through its Nassau branch
CUSIP:	22546EDQ4
Maturity Date:	May 29, 2012, subject to postponement if a market disruption event occurs on the valuation date.
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be November 21, 2008.
Settlement Date:	Expected to be November 28, 2008
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Valuation Date:	The valuation date is May 21, 2012, subject to postponement if a market disruption event occurs on the valuation date.
Basket:	The return will be based on the performance of the S&P 500® Index and the iShares® MSCI EAFE® Index Fund, each an "underlying" and together, the "underlyings".

Underlying	Ticker	Underlying Weight	Initial Level*	Contingent Barrier Level*
S&P 500® Index	SPX	65%
iShares® MSCI EAFE® Index Fund	EFA	35%
*The initial level and contingent barrier level of each underlying will be determined on the trade date.

Initial Level:	For each underlying, the closing level on the trade date.
Final Level:	For each underlying, the closing level on the valuation date.
Lower Performing Underlying:	The underlying for which the underlying return on the valuation date is lowest.
Underlying Return:	With respect to each underlying, final level – initial level initial level
Initial Basket Level:	1.0000
Final Basket Level:	The level of the basket on the valuation date calculated as follows:
1 × [1 + (SPX return × 65%) + (EFA return × 35%)], the SPX return and EFA return, each an underlying return
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the note return, calculated as set forth below.
Participation Rate:	135-138% (to be determined on the trade date)
Note Return:	If a trigger event does not occur, and:

•	the final basket level is greater than the initial basket level, the note return will be calculated as follows:
	participation rate x	final basket level – initial basket level initial basket level
•	the final basket level is less than or equal to the initial basket level, the note return will equal zero, and you will receive only your principal amount at maturity.

If a trigger event occurs, the note return will be the underlying return of the lower performing underlying. In this case, the note return will be negative and you will receive less than your principal amount at maturity, and could receive zero, as explained in this pricing supplement.
Trigger Event:	A trigger event occurs if, on the valuation date, the final level of either underlying is at or below the contingent barrier level, which is 60% of the initial level of each underlying. In other words, a trigger event occurs if, on the valuation date, the final level of either underlying has decreased by 40% or more as compared to the initial level of such underlying.
Listing:	The securities will not be listed on any securities exchange.

Please refer to "Risk Factors" beginning on page PS-9 for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Issuer
Per Security	$1,000	$25	$975
Total	$	$	$

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about November 28, 2008. Because the securities will not settle on November 26, 2008, purchasers who wish to trade the securities on the trade date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult with their own investment adviser.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

The date of this pricing supplement is November     , 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007 and the prospectus supplement dated March 24, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

i

ii

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

iii

 SUMMARY

        The following is a summary of the terms and conditions of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the "Risk Factors" section of this pricing supplement, which sets forth a number of risks related to the securities. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If any information in this pricing supplement is inconsistent with the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement. This pricing supplement may also add, update or change information contained in the accompanying prospectus supplement or prospectus. It is important for you to consider the information contained in the accompanying prospectus supplement and prospectus as well as this pricing supplement in making your investment decision.

What are the Cert PLUS Securities?

        The Cert PLUS Securities, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of the S&P 500® Index (also referred to herein as the "SPX" or the "index") and the iShares MSCI EAFE® Index Fund (also referred to herein as the "EFA" or the "fund"). At maturity, you will receive a redemption amount in cash that will equal the principal amount of the securities you then hold, multiplied by the sum of 1 plus the note return, calculated as set forth below.

        For a description of how the redemption amount at maturity will be calculated, please refer to "How is the redemption amount calculated?" below and "Description of the Securities—Redemption amount" in this pricing supplement.

Will I receive interest on the securities?

        You will not receive any interest payments on the securities for the entire term of the securities.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. Please see "Risk Factors" in this pricing supplement.

        The securities are not principal protected. If either underlying decreases 40% or more as measured on the valuation date, you will receive less than the principal amount of your original investment, and you may receive zero.

How is the redemption amount calculated?

        At maturity, you will receive a redemption amount in cash that will equal the principal amount of the securities you then hold, multiplied by the sum of 1 plus the note return.

        The "note return" is expressed as a percentage and is calculated as set forth below.

        If a trigger event does not occur, and:

  •
  the final basket level is greater than the initial basket level, the note return will be calculated as follows:

participation rate	x	final basket level - initial basket level initial basket level
  •
  the final basket level is less than or equal to the initial basket level, the note return will equal zero, and you will receive only your principal amount at maturity.

        If a trigger event occurs, the note return will be the underlying return of the lower performing underlying. In this case, the note return will be negative and you will receive less than your principal amount at maturity, and could receive zero, as explained in this pricing supplement.

        For purposes of calculating the note return:

  •
  for each underlying, the "initial level" will equal the closing level of such underlying on the trade date;

  •
  for each underlying, the "final level" will equal the closing level of such underlying on the valuation date, subject to postponement if a market disruption event occurs as described under "Description of the Securities—Market disruption events";

  •
  for each underlying, the "underlying return" will be calculated as follows:

final level - initial level initial level
  •
  the "initial basket level" will equal 1.0000;

  •
  the "final basket level" will equal the level of the basket on the valuation date calculated as follows:

1 x [1 + (SPX return × 65%) + (EFA return x 35%)], the SPX return and EFA return, each an underlying return

  •
  the "participation rate" will be 135-138% (to be determined on the trade date);

  •
  the "lower performing underlying" will be the underlying for which the underlying return on the valuation date is lowest; and

  •
  a "trigger event" occurs if, on the valuation date the final level of either underlying is at or below the "contingent barrier level," which is 60% of the initial level of each underlying. In other words, a trigger event occurs if, on the valuation date, the final level of either underlying has decreased by 40% or more as compared to the initial level of such underlying.

        For the index, the "closing level" will equal the official closing level of the index on the relevant date of calculation. For the fund, the "closing level" will equal the closing price of one share of the fund on the relevant date of calculation, multiplied by the then current share adjustment factor applicable to the fund. The closing level for the underlyings will, on any relevant underlying business day, be the level of the underlying as determined by the calculation agent at the "valuation time," which is the time at which the sponsor calculates the closing level of the underlying on such underlying business day, as calculated and published by the sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the underlyings" in this pricing supplement. The "share adjustment factor" for the fund will be set to 1.0 on the trade date and is subject to adjustment as described under "Description of the Securities—Anti-dilution adjustments" below.

What is a trigger event?

        A trigger event will occur if, on the valuation date, the final level of either underlying is at or below the contingent barrier level, which is 60% of the initial level of the underlying. In other words, a trigger event occurs if, on the valuation date, the final level of either underlying has decreased by 40% or more as compared to the initial level of such underlying.

        If the closing level of an underlying is above its contingent barrier level before the valuation date, but is at or below its contingent barrier level on the valuation date, a trigger event will occur. If the closing level of an underlying is at or below its contingent barrier level before the valuation date, but is above its contingent barrier level on the valuation date, a trigger event will not occur.

What are some hypothetical redemption amounts at maturity of the securities?

        The following tables illustrate hypothetical redemption amounts at maturity on a $1,000 investment in the securities, based on a number of assumed variables. The tables assume that (i) the contingent barrier level for each underlying is 60% of its initial level and (ii) the participation rate is 136.50% (the midpoint of the expected range set forth on the cover of the pricing supplement). These examples are provided for illustration purposes only. The actual payment amounts received by investors will depend on several variables, including, but not limited to, (a) whether the final level of each underlying is less than or equal to its respective contingent barrier level on the valuation date and (b) the final level of the lower performing underlying.

TABLE 1: This table represents the hypothetical redemption amount at maturity on a $1,000 investment in the securities if a trigger event DOES NOT occur on the valuation date.

Principal Amount of Securities	% Change in Basket Level	Note Return	Redemption Amount (Trigger Event Does Not Occur)
$1,000	100%	136.50%	$2,365.00
$1,000	90%	122.85%	$2,228.50
$1,000	80%	109.20%	$2,092.00
$1,000	70%	95.55%	$1,955.50
$1,000	60%	81.90%	$1,819.00
$1,000	50%	68.25%	$1,682.50
$1,000	40%	54.60%	$1,546.00
$1,000	30%	40.95%	$1,409.50
$1,000	20%	27.30%	$1,273.00
$1,000	10%	13.65%	$1,136.50
$1,000	0%	0.00%	$1,000.00
$1,000	-10%	0.00%	$1,000.00
$1,000	-20%	0.00%	$1,000.00
$1,000	-30%	0.00%	$1,000.00
$1,000	-40%	N/A	N/A
$1,000	-50%	N/A	N/A
$1,000	-60%	N/A	N/A
$1,000	-70%	N/A	N/A
$1,000	-80%	N/A	N/A
$1,000	-90%	N/A	N/A
$1,000	-100%	N/A	N/A

TABLE 2: This table represents the hypothetical redemption amount at maturity on a $1,000 investment in the securities if a trigger event DOES occur on the valuation date.

Principal Amount of Securities	Lower Performing Underlying Return	Note Return	Redemption Amount (Trigger Event Occurs)
$1,000	100%	N/A	N/A
$1,000	90%	N/A	N/A
$1,000	80%	N/A	N/A
$1,000	70%	N/A	N/A
$1,000	60%	N/A	N/A
$1,000	50%	N/A	N/A
$1,000	40%	N/A	N/A
$1,000	30%	N/A	N/A
$1,000	20%	N/A	N/A
$1,000	10%	N/A	N/A
$1,000	0%	N/A	N/A
$1,000	-10%	N/A	N/A
$1,000	-20%	N/A	N/A
$1,000	-30%	N/A	N/A
$1,000	-40%	-40%	$600.00
$1,000	-50%	-50%	$500.00
$1,000	-60%	-60%	$400.00
$1,000	-70%	-70%	$300.00
$1,000	-80%	-80%	$200.00
$1,000	-90%	-90%	$100.00
$1,000	-100%	-100%	$0.00

Examples of the hypothetical redemption amounts of the securities

        Because the return on the securities depends upon whether a trigger event occurs and on the amount of the increase or decrease in the underlyings from the initial level to the final level, it is not possible to present a complete range of possible redemption amounts at maturity for the securities. The examples below set forth a sampling of hypothetical redemption amounts at maturity based on the following assumptions:

  •
  Principal amount of securities = $1,000;

  •
  The initial level is 875.00 for the SPX and 40.00 for the EFA;

  •
  The contingent barrier level for each underlying is 60% of the initial level of such underlying, thus the contingent barrier level is 525.00 for the SPX and 24.00 for the EFA; and

  •
  The participation rate is 136.50% (the midpoint of the expected range set forth on the cover of the pricing supplement).

        The examples provided herein are for illustration purposes only. The actual redemption amount, if any, will depend on whether a trigger event occurs and, if so, the final level of the lower performing underlying. If a trigger event does not occur, the redemption amount will depend on the performance of the weighted basket. You should not take these examples as an indication of potential payments. It is not possible to predict whether a trigger event will occur and, if so, by how much the final level of the lower performing underlying will decrease in comparison to its initial level.

Example 1: A trigger event does not occur because the final level of each underlying is above its respective contingent barrier level on the valuation date. The note return is positive because the final level of each underlying is above its respective initial level.

Underlying	Final Level	Underlying Return	Underlying Weight
SPX	962.50	10%	65%
EFA	44.00	10%	35%

Since the final levels of the SPX and EFA are above their contingent barrier levels on the valuation date, a trigger event does not occur.

In order to calculate the final basket level, the product of each underlying return and its respective weighting is shown as follows:

1 x [1 + (SPX return x 65%) + (EFA return x 35%)]

=1 x [1 + (10% x 65%) + (10% x 35%)] = 1.1000

Since the final basket level is greater than the initial basket level, the note return is calculated as follows:

participation rate	x	(final basket level - initial basket level) initial basket level

= 136.50% x [(1.1000 - 1.0000)/ 1.0000] = 13.65%

The redemption amount = principal amount of the securities x (1 + note return)

= $1,000 x (1 + 13.65%) = $1,136.50

Example 2: A trigger event does not occur because the final level of each underlying is above its respective contingent barrier level on the valuation date. The note return is positive even though the final level of one underlying is below its initial level.

Underlying	Final Level	Underlying Return	Underlying Weight
SPX	1050.00	20%	65%
EFA	32.00	-20%	35%

Since the final levels of the SPX and EFA are above their respective contingent barrier levels on the valuation date, a trigger event does not occur. In this scenario, the ability of the investor to participate in the appreciation of the SPX is diminished by the depreciation of the EFA.

In order to calculate the final basket level, the product of each underlying return and its respective weighting is shown as follows:

1 x [1 + (SPX return x 65%) + (EFA return x 35%)]

=1 x [1 + (20% x 65%) + (-20% x 35%)] = 1.0600

Since the final basket level is greater than the initial basket level, the note return is calculated as follows:

participation rate	x	(final basket level - initial basket level) initial basket level

= 136.50% x [(1.0600 - 1.0000)/ 1.0000] = 8.19%

The redemption amount = principal amount of the securities x (1 + note return)

= $1,000 x (1 + 8.19%) = $1,081.90

Example 3: A trigger event does not occur because the final level of each underlying is above its respective contingent barrier level on the valuation date. The note return is zero because the final level of each underlying is below its respective initial level.

Underlying	Final Level	Underlying Return	Underlying Weight
SPX	612.50	-30%	65%
EFA	28.00	-30%	35%

Since the final levels of the SPX and EFA are above their respective contingent barrier levels on the valuation date, a trigger event does not occur.

In order to calculate the final basket level, the product of each underlying return and its respective weighting is shown as follows:

1 x [1 + (SPX return x 65%) + (EFA return x 35%)]

=1 x [1 + (-30% x 65%) + (-30% x 35%)] = 0.7000

Since the final basket level is less than the initial basket level, but a trigger event has not occurred, the note return equals zero.

The redemption amount = principal amount of the securities x (1 + note return)

= $1,000 x (1 + 0.00%) = $1,000.00

Example 4: A trigger event occurs because the final level of an underlying is at or below its respective contingent barrier level on the valuation date. The note return is negative and determined by the lower performing underlying.

Underlying	Final Level	Underlying Return
SPX	962.50	10%
EFA	24.00	-40%

Even though the SPX appreciates, since the final level of the EFA reaches its contingent barrier level on the valuation date, a trigger event occurs. The EFA is the lower performing underlying.

Therefore, the note return equals the return of the lower performing underlying, calculated as follows:

(final level of lower performing underlying - initial level of lower performing underlying) initial level of lower performing underlying

= (24.00 - 40.00)/40.00 = -40%

The redemption amount = principal amount of the securities x (1 + note return)

= $1,000 x (1 + -40%) = $600.00

Example 5: A trigger event occurs because the final level of each underlying is at or below its respective contingent barrier level on the valuation date. The note return is negative and determined by the lower performing underlying.

Underlying	Final Level	Underlying Return
SPX	218.75	-75%
EFA	20.00	-50%

Since the final level of the SPX and the EFA each fall below their respective contingent barrier level on the valuation date, a trigger event occurs. The SPX is the lower performing underlying.

Therefore, the note return equals the return of the lower performing underlying, calculated as follows:

(final level of lower performing underlying - initial level of lower performing underlying) initial level of lower performing underlying

(218.75 - 875.00)/875.00 = -75%

The redemption amount = principal amount of the securities x (1 + note return)

= $1,000 x (1 + -75%) = $250.00

Does an investment in the securities entitle me to any ownership interests in the underlyings?

        An investment in the securities does not entitle you to any ownership interest in the underlyings or the stocks comprising or held by the underlyings.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. There is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC ("CSSU") currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

Who publishes the underlyings and what do they measure?

        The S&P 500® Index is calculated and maintained by Standard & Poor's Corporation, which we refer to as S&P, a division of the McGraw-Hill Companies, Inc. The S&P 500® Index is a capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its total market capitalization. The S&P 500® Index is designed to measure performance of the broad U.S. domestic economy through changes in the aggregate market value of 500 stocks representing all major U.S. industries.

        The iShares® MSCI EAFE® Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index.

        Please refer to "The Underlyings" in this pricing supplement.

How have the underlyings performed historically?

        We have provided a table showing the high and low closing levels of the S&P 500® Index and the iShares® MSCI EAFE® Index Fund during each calendar quarter from January 1, 2003 through November 19, 2008. You can find the table in the section titled "The Underlyings—Historical performance of the underlyings" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500® Index and the iShares® MSCI EAFE® Index Fund in recent years, however, past performance is not indicative of how the underlyings will perform in the future. You should also refer to "Risk Factors—Historical performance of the underlyings is not indicative of future performance" in this pricing supplement.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

 RISK FACTORS

        A purchase of the securities involves risks. This section describes significant risks relating to the securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus, before investing in the securities.

Your investment in the securities may result in a loss

        The securities are not principal protected. If the final level of either underlying decreases by 40% or more from its initial level as measured on the valuation date, a trigger event will have occurred, and you will receive less than your principal amount at maturity, or you could receive zero. If on the valuation date, the final level of either underlying is at or below the contingent barrier level, which is 60% of the initial level of each underlying, you will bear the full effect of any depreciation in the lower performing underlying. Consequently, if the final level of either underlying is at or below the contingent barrier level on the valuation date, you will receive less than your principal amount at maturity, and you could receive zero.

Your investment is exposed to a decline in the price of each underlying, and your redemption amount at maturity may be determined solely by the lower performing underlying

        If a trigger event occurs, your return on the securities and your redemption amount at maturity will not be linked to a basket consisting of the underlyings. Rather, your redemption amount at maturity will be determined by reference to the performance of the lower performing underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the underlyings. Poor performance by either of the underlyings on the valuation date may negatively affect your redemption amount at maturity and will not be offset or mitigated by a positive performance by the other underlying. If a trigger event occurs, the redemption amount you receive at maturity will be determined by reference to the lower performing underlying. Accordingly, if the other underlying has appreciated in value compared to its initial level or has experienced a decline in value that is less than that experienced by the lower performing underlying, you will not participate in any way in the return of such other underlying.

The underlyings are not equally weighted

        The securities are linked to the performance of two underlyings. If a trigger event does not occur, the redemption amount at maturity will be based on the weighted underlying returns. Each underlying has a different weight as specified in this pricing supplement. One consequence of such an unequal weighting is that, if the SPX performs poorly and the EFA performs well, the final basket level will reflect the poor performance of the SPX, the higher weighted underlying, more than it reflects the strong performance of the EFA, the lower weighted underlying, which will have an adverse effect on the value of the securities.

The yield on the securities may be lower than the return on an ordinary debt security with similar maturity

        We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the underlyings and whether the final level of the underlyings are above the contingent barrier level on the valuation date. Because the redemption amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative.

Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The securities are not designed to be short-term trading instruments

        The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount, even in cases where the underlyings have appreciated since the trade date. The potential returns described in this pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity. You should be willing to hold your securities to maturity.

An investment in the securities is not the same as an investment in the stocks comprising or included in either underlying

        The payment of dividends on the stocks which comprise either underlying has no effect on the calculation of the closing level of the underlyings. Therefore, the return on your investment based on the percentage change in the underlyings is not the same as the total return based on the purchase of those stocks comprising the underlyings. As an investor in the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that comprise the underlyings.

The formula for determining the redemption amount does not take into account changes in the closing level of the underlyings prior to the valuation date

        Changes in the closing level of the underlyings before the date on which the final level is calculated will not be reflected in the calculation of the redemption amount payable at maturity. The calculation agent will calculate the redemption amount by comparing only the initial level and final level. As a result, you may lose part of your investment even if either underlying has risen at certain times before falling to a final level at or below the applicable contingent barrier level on the valuation date.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. CSSU currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

You have no recourse to the sponsors of the underlyings or to the issuers of the stocks comprising the underlyings

        You will have no rights against S&P or iShares, which we refer to as the sponsors, or, to the issuers of the stocks comprising the underlyings. The securities are not sponsored, endorsed, sold or promoted by either underlying sponsor or any such issuer. Neither sponsors nor any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. Neither sponsor nor any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular, or the ability of the underlyings to track general stock performance. Each sponsor's only relationship to us is in the licensing of trademarks or service marks and certain trade names and the use of the underlyings, which are determined, composed and calculated by each sponsor without regard to us or the securities. The sponsors have no obligation to take our needs or your needs into consideration in determining, composing or calculating the underlyings. Neither sponsor nor any issuer of a stock comprising the underlyings is responsible for, and none of them have participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the redemption amount of the securities is to be determined. Neither sponsor nor any such issuer has any liability in connection with the administration, marketing or trading of the securities.

The United States federal income tax consequences of the securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

The market value of the securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which CSSU may be willing to purchase or sell the securities in the secondary market, including:

  •
  the level and volatility of the underlyings, including whether the final level of either underlying is at or below the contingent barrier level;

  •
  interest and yield rates in the market;

  •
  economic, financial, political and regulatory or judicial events that affect the stocks comprising the underlyings or stock markets generally and which may affect the appreciation, if any, of the underlyings;

  •
  the time remaining to the maturity of the securities;

  •
  the market price and dividend rate on the stocks comprising the underlyings;

  •
  the composition of the underlyings and changes to the stocks comprising the underlyings; and

  •
  Credit Suisse's creditworthiness including actual or anticipated downgrades in our credit ratings.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The securities are subject to currency exchange risk

        The MSCI EAFE® Index is the tracking index underlying the fund and is referred to herein as the "tracking index." The prices of the stocks underlying the tracking index are converted into U.S. dollars in calculating the level of the tracking index. As a result, holders of the securities will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the tracking index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the tracking index, the final level of the fund and the value of the securities.

The securities are subject to non-U.S. securities markets risks

        The stocks included in the tracking index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

Our hedging activity may affect the value of the stocks comprising or included in the underlyings and therefore the market value of the securities

        We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks comprising the underlyings or in other instruments, such as options, swaps or futures, based upon the stocks comprising the underlyings. This hedging activity could affect the value of the stocks comprising the underlyings and therefore the market value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by CSSU, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the securities declines.

Historical performance of the underlyings is not indicative of future performance

        The future performance of the underlyings cannot be predicted based on their historical performance. We cannot guarantee that the final level of the underlyings will be above their respective contingent barrier levels on the valuation date, or that at maturity you will not receive an amount that is substantially less than the amount of your investment in the securities.

Anti-dilution protection is limited

        The calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares of the fund. However, the calculation agent will not make an adjustment in response to all events that could affect such shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

Adjustments to the underlyings could adversely affect the securities

        The sponsor of each underlying is responsible for calculating and maintaining its underlying. Such sponsor can make methodological changes that could change the value of such underlying at any time. Such sponsor may discontinue or suspend calculation or dissemination of such underlying. If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Please refer to "Description of the Securities—Adjustments to the calculation of an underlying" in this pricing supplement. Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

Adjustments to the tracking index could adversely affect the securities

        Barclays Global Fund Advisors ("BGFA") is the investment adviser to the iShares® MSCI EAFE® Index Fund, which seeks investment results that correspond generally to the level and yield performance of the MSCI EAFE® Index. The stocks included in the tracking index are selected by MSCI Inc. ("MSCI"), the publisher of the tracking index. The tracking index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the tracking index, which could change the value of the tracking index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks comprising the fund. Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

There are risks associated with the fund

        Although shares of the fund are listed for trading on the NYSE Arca and a number of similar products have been traded on the NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the fund or that there will be liquidity in the trading market. The fund is subject to management risk, which is the risk that the BGFA's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may invest up to 10% of the fund's assets in securities not included in the tracking index but which BGFA believes will help the fund track the tracking index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds).

The performance of the fund may not correlate to the performance of the tracking index

        The fund will generally invest in all of the equity securities included in the tracking index. There may, however, be instances where BGFA may choose to overweight another stock in the tracking index, purchase securities not included in the tracking index that BGFA believes are appropriate to substitute for a security included in the tracking index or utilize various combinations of other available investment techniques in seeking to track accurately the tracking index. In addition, the performance of the fund will reflect additional transaction costs and fees that are not included in the calculation of the tracking index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the fund and the tracking index. Finally, because the shares of the fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the fund may differ from the net asset value per share of the fund. For all of the foregoing reasons, the performance of the fund may not correlate with the performance of the tracking index. For additional information about the variation between the performance of the fund and the performance of the tracking index, see the information set forth under "The Underlyings" in this pricing supplement.

There may be potential conflicts of interest

        We, CSSU and/or any other affiliate may from time to time buy or sell futures contracts related to the stocks comprising the underlying or derivative instruments related to the underlyings for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks or the value of the underlyings, and thus affect the market value of the securities.

        In addition, because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

        Moreover, we and our affiliates may, now or in the future, engage in business with the issuers of the stocks comprising the underlyings, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates may also have published and may in the future publish research reports regarding some or all of the issuers of the stocks comprising the underlyings. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the stocks comprising the underlyings and/or the levels of the underlyings and, consequently, the market price and the redemption amount payable at maturity of the securities.

        The original issue price of the securities includes commissions paid to CSSU and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

        Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and any such research, opinions or recommendations could affect the level of the underlyings or the market value of the securities

        We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

A market disruption event may postpone the calculation of the closing level on the valuation date or the maturity date

        If the calculation agent determines that on the valuation date a market disruption event exists in respect of an underlying, then the valuation date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the valuation date. In that case, (a) the fifth succeeding underlying business day after the scheduled valuation date will be deemed to be the valuation date for such underlying, notwithstanding the existence of a market disruption event in such underlying, and (b) the calculation agent will determine the closing level of such underlying for the valuation date on that deemed valuation date using its good faith estimate of the closing level of such underlying that would have prevailed on the relevant exchange but for the suspension or limitation, as of the relevant valuation time on that deemed valuation date (subject to the provisions described under "—Adjustments to the calculation of an underlying" below). The closing level for any underlying not affected by a market disruption event will be determined on the scheduled valuation date.

        In the event that a market disruption event exists in respect of either or both underlyings on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the closing level for each of the underlyings for the valuation date has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement.

 CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse may act through any of its branches in connection with the securities as described in this pricing supplement and the accompanying prospectus supplement and prospectus.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        The proceeds from this offering will be approximately $            . We intend to use the proceeds for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities.

        One or more of our affiliates before and following the issuance of any securities may acquire or dispose of the stocks comprising the underlyings or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the underlyings or the stocks comprising the underlyings to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the closing levels of the underlyings. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the closing levels of the underlyings, there can be no assurance that the closing levels of the underlyings will not be affected.

        From time to time after issuance and prior to the maturity of any securities, depending on market conditions (including the closing levels of the underlyings), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the underlyings, or the stocks comprising the underlyings. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the underlyings or the stocks comprising the underlyings, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

        The original issue price of the securities will include the commissions paid to CSSU with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

 DESCRIPTION OF THE SECURITIES

General

        The securities are medium-term notes as described in the accompanying prospectus supplement.

Redemption; Defeasance

        The securities are not subject to redemption at our option or repayment at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity date

        The maturity date for the securities is May 29, 2012; however, if a market disruption event exists on the valuation date, as determined by the calculation agent, the maturity date will be determined as discussed below under "—Market disruption events." No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at maturity

        Unless previously purchased by us and cancelled, each security will be redeemed on the maturity date at the redemption amount described below.

Redemption amount

        At maturity, you will receive a redemption amount in cash that will equal the principal amount of the securities you then hold, multiplied by the sum of 1 plus the note return.

        The "note return" is expressed as a percentage and is calculated as set forth below.

        If a trigger event does not occur, and:

  •
  the final basket level is greater than the initial basket level, the note return will be calculated as follows:

participation rate ×	final basket level – initial basket level initial basket level
  •
  the final basket level is less than or equal to the initial basket level, the note return will equal zero, and you will receive only your principal amount at maturity.

        If a trigger event occurs, the note return will be the underlying return of the lower performing underlying. In this case, the note return will be negative and you will receive less than your principal amount at maturity, and could receive zero, as explained in this pricing supplement.

        For purposes of calculating the note return:

  •
  for each underlying, the "initial level" will equal the closing level of such underlying on the trade date;

  •
  for each underlying, the "final level" will equal the closing level of such underlying on the valuation date, subject to postponement if a market disruption event occurs as described under "Description of the Securities—Market disruption events";

  •
  for each underlying, the "underlying return" will be calculated as follows:

final level – initial level initial level

  •
  the "initial basket level" will equal 1.0000;

  •
  the "final basket level" will equal the level of the basket on the valuation date calculated as follows:

1 × [1 + (SPX return × 65%) + (EFA return × 35%)], the
SPX return and EFA return, each an underlying return

  •
  the "participation rate" will be 135-138% (to be determined on the trade date);

  •
  the "lower performing underlying" will be the underlying for which the underlying return on the valuation date is lowest; and

  •
  a "trigger event" occurs if, on the valuation date the final level of either underlying is at or below the "contingent barrier level," which is 60% of the initial level of each underlying. In other words, a trigger event occurs if, on the valuation date, the final level of either underlying has decreased by 40% or more as compared to the initial level of such underlying.

        For the index, the "closing level" will equal the official closing level of the index on the relevant date of calculation. For the fund, the "closing level" will equal the closing price of one share of the fund on the relevant date of calculation, multiplied by the then current share adjustment factor applicable to the fund. The closing level for the underlyings will, on any relevant underlying business day, be the level of the underlying as determined by the calculation agent at the "valuation time," which is the time at which the sponsor calculates the closing level of the underlying on such underlying business day, as calculated and published by the sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the underlyings" in this pricing supplement. The "share adjustment factor" for the fund will be set to 1.0 on the trade date and is subject to adjustment as described under "Description of the Securities—Anti-dilution adjustments" below.

        A "business day" is any day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

        An "underlying business day" is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the relevant exchanges and related exchanges (each as defined below), other than a day on which one or more of the relevant exchanges or related exchanges is scheduled to close prior to its regular weekday closing time. "Relevant exchange" means, with respect to an underlying, the principal exchange on which such underlying or any stock comprising such underlying is traded. "Related exchange" means, with respect to an underlying, any exchange on which futures or options contracts relating to such underlying are traded.

Market disruption events

  Market disruption events for the SPX

        A market disruption event is, in respect of the SPX (or a successor index), the occurrence or existence, on any underlying business day during the one-half hour period that ends at the valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

  (a)
  an exchange in securities that comprise 20% or more of the level of the index (or a successor index) based on a comparison of (1) the portion of the level of the index (or a successor index) attributable to each stock comprising the index (or a successor index) in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the index (or a successor index), in the case of (1) or (2) immediately before that suspension or limitation;

  (b)
  a related exchange in options contracts on the index (or a successor index); or

  (c)
  a related exchange in futures contracts on the index (or a successor index);

if, in the determination of the calculation agent, such suspension or limitation is material.

  Market disruption events for the EFA

        A market disruption event is, in respect of the EFA, on any underlying business day:

  (a)
  the occurrence or existence of a suspension, absence or material limitation of trading of the shares the fund (or a successor fund) on the relevant exchange for such shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

  (b)
  a breakdown or failure in the price and trade reporting systems of the relevant exchange for the shares of the fund (or the successor fund), as a result of which the reported trading prices for the shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

  (c)
  the occurrence or existence of a suspension, absence or material limitation of trading on the related exchange for trading in futures or options contracts related to the shares of the fund (or the successor fund), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

  (d)
  the occurrence or existence, during the one-half hour period that ends at the valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on: (i) an exchange in securities that comprise 20% or more of the level of the tracking index underlying the fund based on a comparison of (1) the portion of the level of the tracking index attributable to each stock comprising the tracking index in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the tracking index, in the case of (1) or (2) immediately before that suspension or limitation; (ii) a related exchange in options contracts on the tracking index; or (iii) a related exchange in futures contracts on the tracking index;

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the shares of the fund, or any instrument related to the shares or to adjust or unwind all or a material portion of any hedge position in such underlying with respect to the securities.

  Postponement

        If the calculation agent determines that on the valuation date a market disruption event exists in respect of an underlying, then the valuation date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the valuation date. In that case, (a) the fifth succeeding underlying business day after the scheduled valuation date will be deemed to be the valuation date for such underlying, notwithstanding the existence of a market disruption event in such underlying, and (b) the calculation agent will determine the closing level of such underlying for the valuation date on that deemed valuation date using its good faith estimate of the closing level of such underlying that would have prevailed on the relevant exchange but for the suspension or limitation, as of the relevant valuation time on that deemed valuation date (subject to the provisions described under "—Adjustments to the calculation of an underlying" below). The final level for any underlying not affected by a market disruption event will be determined on the scheduled valuation date.

        In the event that a market disruption event exists in respect of either or both underlyings on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the closing level for each of the underlyings for the valuation date has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement.

Adjustments to the calculation of an underlying

  Adjustments to the calculation of the SPX

        If the index is not calculated and announced by the sponsor but is (a) calculated and announced by a successor sponsor, acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the index, then the index (the "successor index") will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If (x) on or prior to the valuation date, the sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the index or in any other way materially modifies the index or (y) on any underlying business day, the sponsor (or a successor sponsor) fails to calculate and announce the index and there is no comparable index available, then, subject to the second preceding paragraph, the calculation agent will calculate the redemption amount using, in lieu of a published level for the index, the level for the index as determined by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to that change or failure, but using only those securities that comprised the index immediately prior to that change or failure. Notice of adjustment of the index will be provided by the trustee in the manner set forth below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

  Adjustments to the calculation of the EFA

        If the fund (or a successor fund (as defined herein)) is de-listed from the relevant exchange, liquidated or otherwise terminated (referred to herein as a "liquidation event"), the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued fund (or such successor fund) (such exchange traded fund being referred to herein as a "successor fund"). If a liquidation event occurs and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of such underlying by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the fund. If a successor fund is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the fund, that successor fund or closing level will be substituted for the fund (or the successor fund) for all purposes of the securities.

        If the publisher of the tracking index (the "publisher") discontinues publication of the tracking index and the publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued tracking index (such index being referred to herein as a "successor tracking index"), then any subsequent closing level following a liquidation event will be determined by reference to the published value of such successor tracking index at the regular weekday close of trading on any underlying business day on which the closing level is relevant to the payment at maturity.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If the publisher discontinues publication of the tracking index prior to, and such discontinuance is continuing on, the valuation date following a liquidation event and the calculation agent, determines, in its sole discretion, that no successor tracking index is available at such time, then the calculation agent will determine the closing level of the tracking index for such date. Such closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to that change or failure, but using only those securities that comprised the index immediately prior to that change or failure. Notice of adjustment of the index will be provided by the trustee in the manner set forth below.

        Notwithstanding these alternative arrangements, discontinuance of the publication of the tracking index may adversely affect the value of the securities.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Anti-dilution adjustments

  Splits and Reverse Splits

        If the shares of the fund are subject to a split or reverse split, then once such split has become effective, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the product of:

  •
  the prior share adjustment factor, and

  •
  the number of shares which a holder of one share of the fund before the effective date of the split or reverse split would have owned or been entitled to receive immediately following the applicable effective date.

  Share Dividends or Distributions

        If the fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the fund that is given ratably to all or substantially all holders of shares of the fund or (ii) distribution of shares, as applicable, of the fund as a result of the triggering of any provision of the corporate charter of such underlying, then, once the dividend or distribution has become effective and the shares of the underlying are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the prior share adjustment factor plus the product of:

  •
  the prior share adjustment factor, and

  •
  the number of additional shares issued in the share dividend or distribution with respect to one share of the fund.

  Non-cash Distributions

        If the fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the fund to all or substantially all holders of shares of the fund (other than (i) share dividends or distributions referred to under "—Share Dividends or Distributions" above and (ii) cash dividends referred under "—Extraordinary Cash Dividends or Distributions" below), then, once the distribution has become effective and the shares of the fund are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor shall equal the product of:

  •
  the prior share adjustment factor, and

  •
  a fraction, the numerator of which is the current market price of one share of the fund and the denominator of which is the amount by which such current market price exceeds the fair market value of such distribution.

        The "current market price" of the fund means the arithmetic average of the closing prices of one share of a fund for the ten underlying business days prior to the underlying business day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the share adjustment factor.

        "Ex-dividend date" means the first underlying business day on which transactions in the shares of the fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

        The "fair market value" of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the closing price of such distributed property on such ex-dividend date.

  Extraordinary Cash Dividends or Distributions

        A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares, as applicable, of the fund will be deemed to be an extraordinary cash dividend if its per share value, as applicable, exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the fund by an amount equal to at least 10% of the closing price of the fund on the first underlying business day immediately preceding the ex-dividend date.

        If an extraordinary cash dividend occurs, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the product of:

  •
  the prior share adjustment factor, and

  •
  a fraction, the numerator of which is the closing level of such underlying on the underlying business day before the ex-dividend date and the denominator of which is the amount by which that closing level exceeds the extraordinary dividend amount.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any securities and surrender the securities to the trustee for cancellation, the trustee will cancel them.

        For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation Agent

        The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest" in this pricing supplement.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

        Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

 THE UNDERLYINGS

The S&P 500® Index

General

        Unless otherwise stated, all information regarding the S&P 500® Index provided in this pricing supplement is derived from S&P, or other publicly available sources, and we have not participated in the preparation of, or verified, such publicly available information. We have no control over this publicly available information including as to its accuracy or completeness. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time.

        As of October 31, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of United States equities. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        The S&P 500® Index is reported by Bloomberg under the ticker symbol "SPX."

        As of November 20, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (81), Consumer Staples (42), Energy (40), Financials (84), Health Care (55), Industrials (56), Information Technology (73), Materials (28), Telecommunication Services (9) and Utilities (32). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it, and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float-adjusted. S&P's criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations,

    pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the 'base period').

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus	Yes
(Price of rights)
(Right ratio)
Spinoffs	Price of parent company minus	Yes
(Price of spinoff co.)
(Right ratio)

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Post-Event Aggregate Market Value =	Pre-Event Index Value New Divisor

New Divisor =	Pre-Event Index Value Post-Event Aggregate Market Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500®", and "500®" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The iShares® MSCI EAFE® Index Fund

        We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE® Index Fund (the "MSCI EAFE Index Fund") from publicly available information. That information reflects the policies of, and is subject to change by, iShares® Inc. ("iShares®"), Barclays Global Investors, N.A. ("BGI"), and Barclays Global Fund Advisors ("BGFA"). The MSCI EAFE Index Fund is an investment portfolio maintained and managed by iShares® and is one of numerous separate investment portfolios that comprise the iShares Trust (the "Trust"), a registered investment company. BGFA is the investment adviser to the MSCI EAFE Index Fund. The MSCI EAFE Index Fund is an exchange traded fund that trades on NYSE Arca under the ticker symbol "EFA." BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the MSCI EAFE Index Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

        BGFA uses a representative sampling strategy for the MSCI EAFE Index Fund, according to which it invests in a representative sample of stocks underlying the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. BGFA expects that, over time, the correlation between the MSCI EAFE Index Fund's performance and that of the MSCI EAFE® Index, before fees and expenses, will be 95% or better. The MSCI EAFE® Index is further described below.

        The shares of the MSCI EAFE Index Fund are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. In addition, information regarding the index fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

        This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the MSCI EAFE Index Fund. We have derived all disclosures contained in this pricing supplement regarding the MSCI EAFE Index Fund from publicly available documents. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the MSCI EAFE Index Fund in connection with the offering of the securities. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding the MSCI EAFE Index Fund are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the MSCI EAFE Index Fund have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the MSCI EAFE Index Fund could affect the value you will receive on the Maturity Date with respect to the securities and therefore the market value of the securities. Neither we nor any of our affiliates have any obligation to disclose any information about the MSCI EAFE Index Fund or after the date of this pricing supplement.

        Neither we nor any of our affiliates makes any representation to you as to the performance of the shares of the MSCI EAFE Index Fund. As a prospective purchaser of the securities, you should undertake such independent investigation of the MSCI EAFE Index Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the shares of the MSCI EAFE Index Fund.

License Agreement with BGI

        We have entered into an agreement with BGI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the iShares® MSCI EAFE® Index Fund, which is owned and published by BGI, in connection with certain securities, including the securities.

        ISHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO CREDIT SUISSE. SECURITIES LINKED TO THE ISHARES® MSCI EAFE® INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE ISHARES® MSCI EAFE® INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE SECURITIES.

The MSCI EAFE® Index

        The MSCI EAFE® index is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited.

        We have derived all information contained in this pricing supplement regarding the MSCI EAFE® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

        The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

        MSCI EAFE® Index Calculation. The value of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "MSCI EAFE® Component Securities") constituting the MSCI indices for the 21 selected countries (the "MSCI EAFE® Component Country Indices"). Each MSCI EAFE® Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "—Maintenance of the MSCI EAFE® Index and the MSCI EAFE® Component Country Indices" below.

        The prices of the MSCI EAFE® Component Securities used to calculate the value of the MSCI EAFE® Index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

        Maintenance of the MSCI EAFE® Index and the MSCI EAFE® Component Country Indices. In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI EAFE® Index as a whole may be made by adding or deleting MSCI EAFE® Component Country Indices and the related MSCI EAFE® Component Securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

        MSCI may add additional MSCI EAFE® Component Country Indices to the MSCI EAFE® Index or subtract one or more of its current MSCI EAFE® Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.

        Each MSCI EAFE® Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE® Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE® Index.

        MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE® Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

        Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

        The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE® Index at the time of their actual occurrence and that should not wait until the annual full MSCI EAFE® Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE® Component Securities from a MSCI EAFE® Component Country Index and changes in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates for MSCI EAFE® Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only four dates throughout the year: as of the close of the last business day of February, May, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

        The annual full MSCI EAFE® Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for MSCI EAFE® Component Securities and securities that are not currently MSCI EAFE® Component Securities, as well as changes typically considered for quarterly index reviews. During a full MSCI EAFE® Component Country Index review, securities may be added or deleted from a MSCI EAFE® Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for MSCI EAFE® Component Securities changes during quarterly index reviews as discussed above.

        Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the MSCI EAFE® Component Country Indices is reflected in the MSCI EAFE® Index.

        Selection of Component Securities. The selection of the MSCI EAFE® Component Securities for each MSCI EAFE® Component Country Index is based on the following guidelines:

(i)
Define the total market;

(ii)
Sort the market by industry groups and target 60% for inclusion;

(iii)
Select stocks with good liquidity and free float;

(iv)
Avoid cross-ownership; and

(v)
Apply the full market capitalization weight to each stock.

        These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement with MSCI

        We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the securities offered in connection with this pricing supplement.

        THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY CREDIT SUISSE (THE "LICENSEE"). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUERS OR OWNERS OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI

INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THE SECURITIES TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

        ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        NO PURCHASER, SELLER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, SHOULD USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE SECURITIES WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI'S PERMISSION IS REQUIRED. UNDER NO CIRCUMSTANCES MAY ANY PERSON OR ENTITY CLAIM ANY AFFILIATION WITH MSCI WITHOUT THE PRIOR WRITTEN PERMISSION OF MSCI.

Historical performance of the underlyings

        The following tables set forth the published high, low and period closing levels of the underlyings during each calendar quarter from January 1, 2003 through November 19, 2008. The closing level of the S&P 500® Index on November 19, 2008 was 806.58. The closing level of the iShares® MSCI EAFE® Index Fund on November 19, 2008 was 37.81. We obtained the closing levels and other information below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

        You should not take the historical closing levels of the underlyings as an indication of future performance of the underlyings or the securities. The closing levels of the underlyings may decrease, so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the closing level of the lower performing underlying will increase from the trade date to the valuation date or that the final level will not decrease to or below the contingent barrier level. If the final level of any underlying is at or below the contingent barrier level on the valuation date, then you will receive less than your principal amount at maturity, and you could receive zero.

	Low	High	Close		Low	High	Close
S&P 500® Index
2003				2006
First Quarter	800.73	931.66	848.18	First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter	1106.39	1305.32	1166.36
Fourth Quarter	1176.84	1272.74	1248.29	Fourth Quarter (through
				November 19, 2008)	806.18	864.57	806.58

	Low	High	Close		Low	High	Close
iShares® MSCI EAFE® Index Fund
2003				2006
First Quarter	28.81	34.15	30.20	First Quarter	60.33	65.38	64.92
Second Quarter	30.67	37.77	36.10	Second Quarter	59.46	70.58	65.39
Third Quarter	36.07	40.38	39.00	Third Quarter	61.70	68.36	67.75
Fourth Quarter	40.22	45.59	45.59	Fourth Quarter	67.94	74.33	73.22
2004				2007
First Quarter	45.12	48.10	47.20	First Quarter	70.90	76.72	76.26
Second Quarter	43.38	48.10	47.67	Second Quarter	76.50	81.78	80.77
Third Quarter	44.47	47.40	47.13	Third Quarter	73.94	83.62	82.59
Fourth Quarter	47.13	53.41	53.42	Fourth Quarter	78.24	86.10	78.50
2005				2008
First Quarter	51.26	55.25	52.96	First Quarter	68.34	78.35	71.90
Second Quarter	51.28	53.83	52.39	Second Quarter	68.08	78.52	68.67
Third Quarter	51.95	58.48	58.10	Third Quarter	53.08	68.00	56.30
Fourth Quarter	54.72	60.94	59.43	Fourth Quarter (through
				November 19, 2008)	37.51	55.88	37.81

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

        There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the underlyings that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

        You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

        It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

        For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder should recognize capital gain or loss upon the maturity of the securities (or upon the sale or other taxable disposition of the securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and the tax basis in the securities (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

        Under Code section 1260, special tax rules apply to an investor that enters into a "constructive ownership transaction" with respect to any "pass-thru" entity. While it is clear that the fund is a pass-thru entity, it is unclear whether all or a portion of your securities will be treated as a constructive ownership transaction, and we make no representation as to whether your securities constitute a constructive ownership transaction. If your securities are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the "net underlying long-term capital gain" will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of your securities. If your securities are treated as a constructive ownership transaction, there is a presumption that all of the gain realized therefrom that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence. Accordingly, any gain you realize from the sale, exchange or redemption of your securities in excess of the amount of long-term capital gain that you can establish that you would have realized had you (a) invested in fund shares (rather than the securities) on the issue date of the securities, and (b) sold the fund shares on the date of sale, exchange or redemption of the securities, could be recharacterized as ordinary income and subject to an interest charge, as described above. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

        Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

        The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

        A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including CSSU and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended as the date hereof, which we refer to as the distribution agreement, we have agreed to sell $            principal amount of securities to CSSU, acting as principal.

        The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

        CSSU proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may allow the same discount on the principal amount per security on sales of such securities of other brokers/dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

        These securities are a new issue of securities with no established trading market. CSSU intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSSU, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including CSSU, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

        CSSU, the underwriter, is our affiliate. Accordingly, this offering will be conducted in accordance with the applicable provisions of NASD Rule 2720.

        We have agreed to indemnify CSSU against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that CSSU may be required to make in that respect. We have also agreed to reimburse CSSU for expenses.

        In connection with the offering, CSSU may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by CSSU in excess of the principal amount of securities CSSU is obligated to purchase, which creates a short position. CSSU will close out any short position by purchasing securities in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

        CSSU and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

        In the United States, the securities may be offered for sale in those jurisdictions where it is lawful to make such offers.

        CSSU has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

        No action has been or will be taken by us or CSSU that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

        Concurrently with the offering of the securities as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

        We expect that delivery of the securities will be made against payment for the securities on or about November 28, 2008, which will be the fourth business day following the trade date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the trade date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

QuickLinks

PRELIMINARY PRICING SUPPLEMENT NO. T3 TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO PROSPECTUS DATED MARCH 29, 2007
$ Credit Suisse BULL Cert PLUS Securities Linked to the Performance of the S&P 500® Index and the iShares® MSCI EAFE® Index Fund due May 29, 2012
Credit Suisse
Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY
RISK FACTORS
CREDIT SUISSE
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE SECURITIES
THE UNDERLYINGS
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING